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                          [GRANT THORNTON LETTERHEAD]

                                                                   Exhibit 16.1
                                                                   Page 1
April 26, 1996

Mr. Steven L. Lampert
President and Chief Executive Officer
Long Distance Direct Holdings, Inc.
One Blue Hill Plaza
Pearl River, New York 10965

Dear Mr. Lampert:

Under the terms of the engagement letter between Grant Thornton LLP and Long Distance Direct, Inc. ("LDDI") for the examination of LDDI's Financial statements for the year ended December 31, 1994 (which was signed by Steven Lampert on February 14, 1995). "...The inclusion of our reports in documents containing information in addition to the financial statements and our reports thereon (e.g., annual reports to shareholders, regulatory findings, offering circulars) may require us to perform additional procedures to fulfill our professional or legal responsibilities. Accordingly, our reports should not be used for any such purposes without our consent..."

Grant Thornton LLP has recently become aware that its Report on the Combined Financial Statements of Long Distance Direct, Inc., and Long Distance Direct L.P. for the years ended December 31, 1993 and 1994 ("the Grant Thornton LLP Report") was included in the following private placement memoranda without our knowledge or consent.

     - Confidential private placement memorandum, dated October 15, 1995, for 1,500,000 shares of common stock of Long Distance Direct Holdings, Inc.

     - Confidential private placement memorandum, dated March 31, 1996, for 750,000 shares of common stock of Long Distance Direct Holdings, Inc.

In addition, we understand that Long Distance Direct Holdings, Inc. included the Grant Thornton LLP Report in its form 8-K/A, Amendment No. 1 dated December 14, 1995 without our knowledge or consent.


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                                                                    Exhibit 16.1
                                                                    Page 2

Long Distance Direct Holdings, Inc. did not give Grant Thornton LLP an opportunity to perform additional procedures that we consider necessary to fulfill legal and professional responsibilities. Accordingly, Grant Thornton LLP hereby withdraws our Report and advises you that the Report should not be relied upon by any party. Long Distance Direct Holdings, Inc. should immediately remove the Grant Thornton LLP Report and any references to our firm from the above mentioned memoranda and documents as well as any other documents in which our name or Report appear. Long Distance Direct Holdings, Inc. should also notify anyone to whom it furnished the Grant Thornton LLP Report that it did so without Grant Thornton LLP's permission and that Grant Thornton LLP has withdrawn its Report.

In addition Grant Thornton LLP hereby withdraws from any further engagement and resigns as independent certified public accountants for Long Distance Direct, Inc. and Long Distance Direct Holdings, Inc. Grant Thornton LLP is required to report its withdrawal and resignation to the Securities and Exchange Commission. A copy of such letter is enclosed.

We recommend that you consult legal counsel as to your responsibility to communicate this information to stockholders, investors and the Securities and Exchange Commission, and any other appropriate parties.

Very truly yours,

/s/ GRANT THORNTON LLP
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    GRANT THORNTON LLP

cc: Securities and Exchange Commission